EXHIBIT 23.03

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (No. 333-106819) of our report dated January 17, 2001 relating to the financial statements and financial statement schedule of Interwoven, Inc., which appears in Interwoven, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/    PricewaterhouseCoopers LLP

San Jose, California

November 18, 2003